EXHIBIT 1

EASTBOURNE CALLS ON ALL AMYLIN SHAREHOLDERS TO VOTE TODAY AND SUPPORT CHANGE TO THE AMYLIN BOARD OF DIRECTORS

Urges Shareholders to Vote on the WHITE Proxy Card and Elect All

Three of Eastbourne’s Highly-Qualified Nominees

San Rafael, California – May 26, 2009 – Eastbourne Capital Management, L.L.C. today called on all Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN) shareholders to vote Eastbourne’s WHITE proxy card and support change to the 12 member Board of Directors at Amylin’s 2009 Annual Meeting of Shareholders to be held on May 27, 2009, at 8:30am PT. Eastbourne’s proposed nominees are Dr. Kathleen Behrens, Charles Fleischman and Jay Sherwood. Eastbourne currently owns approximately 12.5% of Amylin’s outstanding shares. Eastbourne is also seeking authority to vote for the two nominees proposed by affiliates of Carl Icahn.

Richard J. Barry, Eastbourne Founder and Portfolio Manager, said “Tomorrow’s meeting will give Amylin shareholders the chance to define the Company’s future. Shareholders have the opportunity to support new, skilled director nominees that will work in their best interests and who will use their significant experience to make Amylin a commercial success. We urge all shareholders, large and small, to take part in this election and vote the WHITE proxy card in support of Eastbourne’s nominees - Dr. Kathleen Behrens, Charles Fleischman and Jay Sherwood.”

The four independent proxy advisory firms - RiskMetrics Group, Inc., Glass Lewis & Co, PROXY Governance and Egan Jones Inc. have all recommended that Amylin shareholders vote Eastbourne’s WHITE proxy card to effect substantial change to the Board of Directors.

Eastbourne urges fellow shareholders to vote their WHITE proxy card and elect Eastbourne’s director nominees, who are firmly committed to the future success of Amylin and acting in the best interests of all shareholders. The WHITE proxy card will allow stockholders to vote for all Eastbourne nominees and will have the effect of voting for the two Icahn nominees as well as seven management nominees.

Eastbourne is not seeking authority to vote, and will not vote any WHITE proxy cards, for the following incumbent directors nominated by the Board of Amylin: Joseph C. Cook, Jr., former CEO and Amylin’s long-reigning chairman, James N. Wilson, the “lead independent director,” as well as Steven R. Altman, James R. Gavin III and Joseph P. Sullivan.

Shareholders who need assistance with last minute voting mechanics, should contact MacKenzie Partners, Inc. toll free at 800-322-2885 or by email at amylinproxy@mackenziepartners.com.

Time is short vote by telephone or internet today.

About Eastbourne Capital Management, L.L.C.

Eastbourne Capital Management is a West Coast-based registered investment advisor that employs an investment philosophy based on intensive research, a long-term outlook and a belief in working alongside portfolio companies to enhance shareholder value.

1

IMPORTANT ADDITIONAL INFORMATION

Security holders are advised to read the definitive proxy statement and white proxy card mailed on May 4, 2009, and other documents related to the solicitation of proxies by Eastbourne Capital Management, L.L.C., Black Bear Fund I, L.P., Black Bear Fund II, L.L.C., Black Bear Offshore Master Fund, L.P., Richard J. Barry, M. Kathleen Behrens, Charles M. Fleischman and Jay Sherwood, from the shareholders of Amylin Pharmaceuticals for use at the 2009 Annual Meeting of Shareholders of Amylin Pharmaceuticals because they contain important information. Such materials are, along with other relevant documents, available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting MacKenzie Partners, Inc. by telephone collect at (212) 929-5500, toll-free at 1-800-322-2885 or by e-mail at amylinproxy@mackenziepartners.com. Information relating to the participants in such proxy solicitation is contained in Eastbourne’s definitive proxy statement.

# # #

Contacts:

Media:	Shareholders:
Sard Verbinnen & Co.	MacKenzie Partners, Inc.
Dan Gagnier, 212-687-8080	Larry Dennedy, 212-929-5500
Diane Henry, 415-618-8750	Charlie Koons, 212-929-5500

2